EX-99.d.3

SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 29th day of October, 2015 by and between Innovator Management LLC, a Delaware limited liability company (the “Adviser”), and McKinley Capital Management, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Adviser has been retained to act as investment adviser pursuant to an Investment Advisory Agreement, dated October 29, 2015 (the “Advisory Agreement”), with Academy Funds Trust (the “Trust”), a Delaware statutory trust registered with the U.S.  Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Advisory Agreement permits the Adviser, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist the Adviser in the provision of a continuous investment program for that portion of the Trust’s Innovator McKinley Income Fund (formerly, the “Innovator Matrix Income Fund”) (the “Fund”) assets which the Adviser will assign to the Sub-Adviser (the “Sub-Adviser Assets”), and the Sub-Adviser is willing to render such services, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants recited below, the parties agree and promise as follows:

1.           Appointment as Sub-Adviser.  The Adviser hereby appoints the Sub-Adviser to act as investment adviser for and to manage the Sub-Adviser Assets, subject to the supervision of the Adviser and the Board of Trustees of the Trust, and subject to the terms of this Agreement; and the Sub-Adviser hereby accepts such appointment.  In such capacity, the Sub-Adviser shall be responsible for the investment management of the Sub-Adviser Assets.  The Sub-Adviser agrees to exercise the same degree of skill, care and diligence in performing its services under this Agreement as the Sub-Adviser exercises in performing similar services with respect to other fiduciary accounts for which the Sub-Adviser has investment responsibilities, and that a prudent manager would exercise under the circumstances.

2.           Duties of the Sub-Adviser.

(a)           Investments.  The Sub-Adviser is hereby authorized and directed, and hereby agrees, subject to the stated investment objectives, policies and restrictions of each Fund as set forth in such Fund’s prospectus and statement of additional information as currently in effect and as amended from time to time (collectively referred to as the “Prospectus”) and subject to the directions of the Adviser and the Trust’s Board of Trustees, to purchase, hold and sell investments for the Sub-Adviser Assets and to monitor such investments on an ongoing basis.  In providing these services, the Sub-Adviser will conduct an ongoing program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Adviser Assets.  The Adviser agrees to provide the Sub-Adviser information concerning (i) the Fund; (ii) its assets available or to become available for investment; and (iii) the conditions of the Fund’s or the Trust’s affairs as relevant to the Sub-Adviser.

(b)           Compliance with Applicable Laws, Governing Documents and Trust Compliance Procedures.  In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall, with respect to Sub-Adviser Assets, (i) act in conformity with: (A) the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws provided to the Sub-Adviser; (B) the Prospectus provided to the Sub-Adviser; (C) the policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-l under the 1940 Act) provided to the Sub-Adviser (together, the “Trust Compliance Procedures”); and (D) the instructions and directions received in writing from the Adviser or the Trustees of the Trust; and (ii) conform to and comply with the requirements of the 1940 Act, the Advisers Act, and all other federal laws applicable to registered investment companies’ and Sub-Advisers’ duties under this Agreement.  The Adviser will provide the Sub-Adviser with any materials or information that the Sub-Adviser may reasonably request to enable it to perform its duties and obligations under this Agreement.

The Adviser will provide the Sub-Adviser with reasonable advance notice, in writing, of: (i) any change in the Fund’s investment objectives, policies and restrictions as stated in the Prospectus; (ii) any change to the Trust’s Declaration of Trust or By-Laws; or (iii) any material change in the Trust Compliance Procedures; and the Sub-Adviser, in the performance of its duties and obligations under this Agreement, shall manage the Sub-Adviser Assets consistently with such changes, provided the Sub-Adviser has received such prior notice of the effectiveness of such changes from the Trust or the Adviser.  In addition to such notice, the Adviser shall provide to the Sub-Adviser a copy of a modified Prospectus and copies of the revised Trust Compliance Procedures, as applicable, reflecting such changes.  The Sub-Adviser hereby agrees to provide to the Adviser in a timely manner, in writing, such information relating to the Sub-Adviser and its relationship to, and actions for, the Fund as may be required to be contained in the Prospectus or in the Trust’s registration statement on Form N-1A (the “Registration Statement”), or otherwise as reasonably requested by the Adviser.

In order to assist the Trust and the Trust’s Chief Compliance Officer (the “Trust CCO”) to satisfy the requirements contained in Rule 38a-l under the 1940 Act, the Sub-Adviser shall provide to the Trust CCO: (i) direct access to the Sub-Adviser’s chief compliance officer (the “Sub-Adviser CCO”), as reasonably requested by the Trust CCO; (ii) quarterly reports confirming that the Sub-Adviser has complied with the Trust Compliance Procedures in managing the Sub-Adviser Assets; and (iii) quarterly certifications that there were no Material Compliance Matters (as that term is defined by

Rule 38a-1(e)(2)) that arose under the Trust Compliance Procedures that related to the Sub-Adviser’s management of the Sub-Adviser Assets.

(c)           Sub-Adviser Compliance Policies and Procedures.  The Sub-Adviser shall promptly provide the Trust CCO with copies or summaries of: (i) the Sub-Adviser’s policies and procedures for compliance by the Sub-Adviser with the Federal Securities Laws (together, the “Sub-Adviser Compliance Procedures”), and (ii) any material changes to the Sub-Adviser Compliance Procedures.  Notwithstanding the foregoing, the Trust CCO may reasonably request and the Sub-Adviser shall provide full copies of any procedure or policy that relate to the services provided by the Sub-Adviser under this Agreement.  The Sub-Adviser shall cooperate fully with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-l to review, evaluate and report to the Trust’s Board of Trustees on the operation of the Sub-Adviser Compliance Procedures, and shall promptly report to the Trust CCO any Material Compliance Matter arising under the Sub-Adviser Compliance Procedures involving the Sub-Adviser Assets.  The Sub-Adviser shall provide to the Trust CCO: (i) quarterly reports regarding the Sub-Adviser’s compliance with the Sub-Adviser Compliance Procedures in managing the Sub-Adviser Assets, and (ii) certifications regarding whether there were any Material Compliance Matters involving the Sub-Adviser that arose under the Sub-Adviser Compliance Procedures that affected the Sub-Adviser Assets.  At least annually, the Sub-Adviser shall provide a certification to the Trust CCO to the effect that the Sub-Adviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Adviser with the Federal Securities Laws.  The Trust and the Adviser acknowledge that the Sub-Adviser is not the compliance agent for the Fund or for the Trust or the Adviser, and does not have access to all of each Fund’s books and records necessary to perform certain compliance testing.

(d)           Voting of Proxies.  The voting of proxies shall be the responsibility of the Adviser.  The Sub-Adviser shall not have the power, discretion and responsibility to vote, either in person or by proxy, all securities in which the Sub-Adviser Assets may be invested from time to time.  However, the Sub-Adviser shall provide assistance and advice to the Adviser, as reasonably requested, regarding voting matters.

(e)           Agent.  Subject to any other written instructions of the Adviser or the Trust, the Sub-Adviser is hereby appointed the Adviser’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Adviser shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Sub-Adviser Assets, provided that, the Sub-Adviser’s actions in executing such documents shall comply with federal regulations, all other federal laws applicable to registered investment companies and the Sub-Adviser’s duties and obligations under this Agreement and the Trust’s governing documents.

(f)           Brokerage.  The Sub-Adviser will place orders pursuant to the Sub-Adviser’s investment determinations for the Fund either directly with an issuer or with any broker or dealer selected by the Sub-Adviser, pursuant to this paragraph.  In executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek, on behalf of the Fund, the best overall execution available.  In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to the Fund and/or other accounts over which the Sub-Adviser may exercise investment discretion.  The Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to the Fund.  Such authorization is subject to termination at any time by the Board of Trustees of the Trust for any reason.  In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers that are affiliated with the Adviser, the Sub-Adviser, the Trust’s principal underwriter, or other sub-advisers (if applicable) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms, and provided that the transactions are consistent with the Trust’s Rule 17e-l and Rule 10f-3 procedures.  The Adviser will identify all brokers and dealers affiliated with the Trust, the Adviser, and the Trust’s principal underwriter (and the other Sub-Advisers of the Fund, to the extent such information is necessary for the Sub-Adviser to comply with applicable federal securities laws), other than those whose sole business is the distribution of mutual fund shares, who effect securities transactions for customers.  The Adviser shall promptly furnish a written notice to the Sub-Adviser if the information so provided is no longer accurate.

In connection with its management of the Sub-Adviser Assets and consistent with its fiduciary obligation to the Sub-Adviser Assets and other clients, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or derivative contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of the securities or derivate contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be, over time, the most equitable and consistent with its fiduciary obligations to the Sub-Adviser’s Assets and to such other clients.

(g)           Securities Transactions.  In no instance will any Fund’s portfolio securities be purchased from or sold to the Adviser, the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person the Trust, the Adviser, the Sub-Adviser or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act, including Rule 17a-7 thereunder.

The Sub-Adviser acknowledges that the Adviser and the Trust may rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-l and Rule 17e-l under the 1940 Act, and the Sub-Adviser hereby agrees that it shall not consult with any other sub-adviser to the Fund with respect to transactions in securities for the Sub-Adviser Assets or any other transactions of Fund assets.

The Sub-Adviser is authorized to engage in transactions in which the Sub-Adviser, or an affiliate of the Sub-Adviser, acts as a broker for both the Fund and for another party on the other side of the transaction (“agency cross transactions”).  The Sub-Adviser shall effect any such agency cross transactions in compliance with Rule 206(3)-2 under the Advisers Act and any other applicable provisions of the federal securities laws and shall provide the Adviser with periodic reports describing such agency cross transactions.  By execution of this Agreement, the Adviser authorizes the Sub-Adviser or its affiliates to engage in agency cross transactions, as described above.  The Adviser may revoke its consent at any time by written notice to the Sub-Adviser.

The Sub-Adviser hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings to any person or entity other than the Adviser, the Trust’s custodian, or other persons expressly designated by the Adviser.  The Adviser and the Trust, however, each understand, acknowledge, and agree that the Fund is managed by the Sub-Adviser using investment models which are used by the Sub-Adviser and its affiliates to manage other accounts (specifically including, but not limited to, other registered investment companies), that such other accounts may have portfolio holdings that are substantially similar or identical to those of the Fund, and that the use of portfolio holdings information related to such other accounts is not subject to the restrictions of this Agreement or the Fund’s policies and procedures related to the disclosure of portfolio holdings.

(h)           Code of Ethics.  The Sub-Adviser hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-l under the 1940 Act and Rule 204A-1 under the Advisers Act.  Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to the Adviser and the Trust, and any material violation of such policies, and procedures and code of ethics by personnel of the Sub-Adviser, the sanctions imposed in response thereto, and any material issues arising under such policies, and procedures and code of ethics shall be reported to the Adviser and the Trust at the times and in the format reasonably requested by the Adviser and the Board of Trustees.

(i)           Books and Records.  The Sub-Adviser shall maintain separate detailed records of all matters pertaining to the Sub-Adviser Assets, including, without limitation, brokerage and other records of all securities transactions.  Any records required to be maintained and preserved pursuant to the provisions of Rule 31 a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request; provided, however, that the Sub-Adviser may retain a copy of such records if required to do so by law or regulation.  The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(j)           Information Concerning Sub-Adviser Assets and the Sub-Adviser.  From time to time as the Adviser, and any consultants designated by the Adviser, or the Trust may request, the Sub-Adviser will furnish the requesting party reports on portfolio transactions and reports on Sub-Adviser Assets held in the portfolio, all in such detail as the Adviser, its consultant(s) or the Trust may reasonably request.  The Sub-Adviser will provide the Adviser with information (including information that is required to be disclosed in the Prospectus) with respect to the portfolio managers responsible for Sub-Adviser Assets, any changes in the portfolio managers responsible for Sub-Adviser Assets, any material changes in the ownership or management of the Sub-Adviser, or of material changes in the control of the Sub-Adviser.  The Sub-Adviser will promptly notify the Adviser of any pending significant investigation, material litigation, administrative proceeding or any other significant regulatory inquiry.  Upon reasonable request, the Sub-Adviser will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Sub-Adviser Assets.

(k)           Valuation of Sub-Adviser Assets.  The Sub-Adviser agrees to take reasonable steps to monitor the Sub-Adviser Assets and to notify the Adviser or its designee on any day that the Sub-Adviser determines that a significant event has occurred with respect to one or more securities held in the Sub-Adviser Assets such that, in the Sub-Adviser’s reasonable judgment, the price of the security(ies) as of the close of trading is not a valid indicator of the value of the security(ies).  As requested by the Adviser or the Trust’s Valuation Committee, the Sub-Adviser hereby agrees to provide additional assistance to the Valuation Committee of the Trust, the Adviser and the Trust’s pricing agents in valuing Sub-Adviser Assets held in the portfolio.  Such assistance may include advice on fair value pricing of portfolio securities, as requested by the Adviser, provided that the Adviser and the Trust understand that the Sub-Adviseris not the Fund’s valuation agent and that any information provided in accordance with this section is for informational purposes only.  The Sub-Adviser agrees that it will act, at all times, in accordance with the Trust’s Valuation Procedures as provided to the Sub-Adviser, and will provide such certifications or sub-certifications relating to its compliance with the Trust’s Valuation Procedures as reasonably may be requested, from time to time, by the Adviser or the Trust.

The Sub-Adviser also will provide such information or perform such additional acts as are customarily performed by a Sub-Adviser and may be required for the Fund or the Adviser to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act of 1933, as amended (the “Securities Act”), and any rule or regulation thereunder.

(l)           Custody Arrangements.  The Sub-Adviser, on each business day, shall provide the Adviser, its consultant(s) and the Trust’s custodian and accountant such information as the Adviser and the Trust’s custodian may reasonably request relating to all transactions concerning the Sub-Adviser Assets.

(m)           Historical Performance Information.  To the extent agreed upon by the parties, the Sub-Adviser will provide the Trust with historical performance information on similarly managed investment companies or for other accounts to be included in the Prospectus or for any other uses permitted by applicable law.

(n)           Regulatory Examinations.  The Sub-Adviser will cooperate promptly and fully with the Adviser and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Fund or the Adviser brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC).

(o)           Marketing.                      The Sub-Adviser will use its best reasonable efforts to market the Fund in coordination with the Adviser, subject to applicable limitations imposed upon such efforts by state and/or federal law.  These efforts include but are not limited to (i) providing regular written or oral market commentary, (ii) attending and/or participating in sales calls and (iii) review and approval of portfolio analytics for marketing materials.  The Sub-Adviser also agrees that any similar strategy offered to existing separately managed accounts will be limited to mandates requiring minimum investments of at least $100,000, and that any similar strategy offered in the future to separately managed account platforms will be subject to the minimums stated in the Sub-Adviser’s Form ADV.

3.           Independent Contractor.  In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund, the Trust or the Adviser in any way or otherwise be deemed an agent of the Fund, the Trust or the Adviser.

4.           Services to Other Clients.  Nothing herein contained shall limit the freedom of the Sub-Adviser or any affiliated person of the Sub-Adviser to render investment advisory, supervisory and other services to other clients, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities, except as otherwise provided in this Paragraph 4.  It is understood that the Sub-Adviser may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for the Fund.  The Sub-Adviser is not obligated to initiate transactions for the Fund in any security that the Sub-Adviser, its principals, affiliates or employees may purchase or sell for its or their own accounts or other clients.

(a)           Exclusivity.  During the term beginning 6 months after the Effective Date of this Agreement and ending 12 months after the Termination of this Agreement, the Adviser will have the exclusive right to offer the Sub-Adviser’s income investment strategy (or a similar strategy following the same general investment approach) in an investment company (as defined in the 1940 Act) or a series thereof.  The provisions of this paragraph 4 (a) do not apply in the event of the termination of this Sub-Advisory Agreement by the Adviser without cause.

This Paragraph 4 shall survive the termination of this Agreement.

5.           Expenses.  During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, other than the costs of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or otherwise acquired, or sold or otherwise disposed of, for the Fund.  With respect to reasonable,mutually agreed upon marketing support, this is understood to mean that the Sub-Adviser will pay incidental travel expenses for its personnel, but that the broad expenses of marketing the fund to the public will be borne by the Adviser.  The Sub-Adviser will not be permitted to incur any marketing expenses to be borne by the Fund or the Adviser without first receiving permission from the Adviser.  The Trust or the Adviser, as the case may be, shall reimburse the Sub-Adviser for any marketing expenses as may be reasonably incurred by the Sub-Adviser, at the specific request of and on behalf of the Fund or the Adviser.  The Sub-Adviser shall keep and supply to the Trust and the Adviser reasonable records of all such expenses.  The Sub-Adviser, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement.

6.           Compensation.  For the services provided and the expenses assumed with respect to the Fund pursuant to this Agreement, the Sub-Adviser will be entitled to an annual fee for the Fund as described in Exhibit A.  The Adviser may from time to time waive the compensation it is entitled to receive from the Trust, however, such waiver will have no effect on the Adviser’s obligation to pay the Sub-Adviser the compensation provided for herein.

7.           Representations and Warranties of the Sub-Adviser.  The Sub-Adviser represents and warrants to the Adviser and the Trust as follows:

(a)           The Sub-Adviser is registered as an investment adviser under the AdvisersAct;

(b)           The Sub-Adviser is a limited liability company, duly organized and validly existing under the laws of the state of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)           The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its directors and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Sub-Adviser’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser; and

(d)           The Sub-Adviser’s Form ADV previously provided to the Adviser (a copy of which is attached as Exhibit B to this Agreement) is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.  The Sub-Adviser will promptly provide the Adviser and the Trust with a complete copy of all subsequent amendments to its Form ADV upon filing.

8.           Representations and Warranties of the Adviser.  The Adviser represents and warrants to the Sub-Adviser and the Trust as follows:

(a)           The Adviser is registered as an investment adviser under the Advisers Act;

(b)           The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)           The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Adviser’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d)           The Adviser acknowledges that it received a copy of the Sub-Adviser’s Form ADV (a copy of which is attached as Exhibit B) prior to the execution of this Agreement;

(e)           The Adviser and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Adviser to enter into this Agreement; and

(f)           The Adviser and the Trust have policies and procedures designed to detect and deter disruptive trading practices, including “market timing,” and the Adviser and the Trust each agree that they will continue to enforce and abide by such policies and procedures, as amended from time to time, and comply with all existing and future laws relating to such matters or to the purchase and sale of interests in the Fund generally.

During the term of this Agreement, the Trust and the Adviser agree to furnish to the Sub-Adviser at its principal offices prior to use thereof copies of all Registration Statements and amendments thereto, prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the Fund or to the public that refer or relate in any way to the Sub-Adviser or any of its affiliates (other than the Adviser), or that use any derivative of the Sub-Adviser’s name or logos associated therewith.  The Trust and the Adviser agree that they will not use any such material without the prior consent of the Sub-Adviser, which consent shall not be unreasonably withheld.  In the event of the termination of this Agreement, the Trust and the Adviser will furnish to the Sub-Adviser copies of any of the above-mentioned materials that refer or relate in any way to the Sub-Adviser.  The Trust and Adviser will be deemed to have furnished the foregoing documents by directing the Sub-Adviser to the appropriate internet address or by sending documents as attachments to electronic mail messages sent to the Sub-Adviser.

The Trust and the Adviser will furnish to the Sub-Adviser such information relating to either of them or the business affairs of the Trust as the Sub-Adviser shall from time to time reasonably request in order to discharge its obligations hereunder.

The Adviser and the Trust agree that neither the Trust, the Adviser, nor affiliated persons of the Trust or the Adviser shall give any information or make any representations or statements in connection with the sale of shares of the Fund concerning the Sub-Adviser or the Fund other than the information or representations contained in the Registration Statement and Prospectus for the Trust, as they may be amended or supplemented from time to time, and reviewed and agreed to by the Sub-Adviser, or in reports or proxy statements for the Trust, or in sales literature or other promotional material approved in advance by the Sub-Adviser, except with the prior approval of the Sub-Adviser.  Such approval will not be unreasonably withheld by the Sub-Adviser and Sub-Adviser agrees to reasonable turnaround times of and/all material submitted for approval.

9.           Survival of Representations and Warranties; Duty to Update Information.  All representations and warranties made by the Sub-Adviser and the Adviser pursuant to Sections 7 and 8 of this Agreement, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

10.           Liability and Indemnification.

(a)           Liability.  The duties of the Sub-Adviser shall be confined to those expressly set forth herein, with respect to the Sub-Adviser Assets.  The Sub-Adviser shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law that cannot be waived or modified hereby.  Under no circumstances shall the Sub-Adviser be liable for any loss arising out of any act or omission taken by another sub-adviser, or any other third party, in respect of any portion of the Trust’s assets not managed by the Sub-Adviser pursuant to this Agreement.  Under no circumstances shall either party hereto be liable to the other for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages.

(b)           Indemnification.  The Sub-Adviser shall indemnify the Adviser, the Trust and the Fund, and their respective affiliates and controlling persons (the “Sub-Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Trust or the Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder.

The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder.

The Sub-Adviser shall, without exception, also indemnify the Adviser, its affiliates and its controlling persons for any claims that allege or infer that (a) Adviser’s use of the name “McKinley” in accordance with the terms of this Agreement, or (b) Adviser’s use of the name “McKinley”, infringes upon the intellectual property rights of others.

11.           Duration and Termination.

(a)           Duration.  This Agreement, unless sooner terminated as provided herein, shall for the Fund remain in effect from the date of execution (the “Effective Date”), until two years from the Effective Date, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC).  The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b)           Termination.  This Agreement may be terminated as to the Fund at any time, without the payment of any penalty by: (i) the vote of a majority of the Trustees of the Trust, the vote of a majority of the outstanding voting securities of the Fund, or the

Adviser, or (ii) the Sub-Adviser on not less than 60 days written notice to the Adviser and the Trust.  This Agreement may also be terminated as to the Fund at any time by any party hereto immediately upon written notice to the other parties in the event of a breach of any provision to this Agreement by any of the parties.

This Agreement shall not be assigned and shall terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or No Action Letter provided or pursuant to the 1940 Act, or upon the termination of the Advisory Agreement.  In the event that there is a proposed change in control of the Sub-Adviser that would act to terminate this Agreement, if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Trust to be required by the 1940 Act or any rule or regulation thereunder, the Sub-Adviser agrees to assume all reasonable costs associated with soliciting shareholders of the Fund of the Trust to approve continuation of this Agreement.  Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies.  In the event that such proposed change in control of the Sub-Adviser shall occur following either: (i) receipt by the Adviser and the Trust of an exemptive order issued by the SEC with respect to the appointment of sub-advisers absent shareholder approval, or (ii) the adoption of proposed Rule 15a-5 under the 1940 Act, the Sub-Adviser agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of a statement, required by the exemptive order or Rule 15a-5, containing all information that would be included in a proxy statement (an ‘‘Information Statement”).  In addition, if the Sub-Adviser shall resign, the Sub-Adviser agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of an Information Statement.  Notwithstanding the foregoing, if in its sole reasonable judgment, the Sub-Adviser determines that continuing to serve in its role as Sub-Adviser under this Agreement will expose it to unwanted reputational, regulatory, financial or other risks, then the Sub-Adviser will not assume the costs or expenses (including the costs of mailing) associated in any way with the preparation or distribution of an Information Statement.

This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

12.           Amendment.  This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees, and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law, and unless otherwise exempted pursuant to relief granted by the SEC or No Action position granted by the SEC or its staff, by a vote of the majority of the Fund’s outstanding securities.

13.           Confidentiality.  Any information or recommendations supplied by either the Adviser or the Sub-Adviser, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence.  Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party reasonably believes are necessary to carry out the purposes of this Agreement, the custodian, and such persons as the Adviser may designate in connection with the Sub-Adviser Assets.  Nothing in this Agreement shall be construed to prevent the Sub-Adviser from giving other entities investment advice about, or trading on their behalf, in the securities of the Fund or the Adviser.

14.           Use of Sub-Adviser’s Name.  During the term of this Agreement, the Adviser shall have permission to use the Sub-Adviser’s name in the marketing of the Fund and the name of the Fund, and agrees to furnish the Sub-Adviser at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Adviser in any way.

15.           Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

(a)           If to the Adviser:

Innovator Management LLC
325 Chestnut Street, Suite 512
Philadelphia, PA  19106
Attention:  President

(b)           If to the Sub-Adviser:

McKinley Capital Management, LLC
3301 C Street, Suite 500
Anchorage, AK 99503
Attention: Legal Department

16.           Governing Law.  This Agreement shall be governed by the internal laws of the State of Delaware without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

17.           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

18.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

19.           Certain Definitions.  For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC, and the term “Fund” shall refer to the Fund for which the Sub-Adviser provides investment management services as defined in this Agreement.

20.           Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ADVISER

INNOVATOR MANAGEMENT LLC

By:  /s/ David Jacovini

Name:  David Jacovini

Title:  President

SUB-ADVISER

MCKINLEY CAPITAL MANAGEMENT, LLC

By:  /s/ JL McCarrey, III

Name: JL McCarrey, III

Title:  Senior Vice President

EXHIBIT A

SUB-ADVISORY AGREEMENT

BETWEEN

INNOVATOR MANAGEMENT LLC

AND

MCKINLEY CAPITAL MANAGEMENT, LLC

Fee Schedule (annualized):

First $100,000,000 in assets	32.5bps (0.325%)
All assets in excess of $100,000,000	37.5 bps (0.375%)

Computation

The fee will be calculated (the “Calculation”) and accrued daily and payable quarterly in arrears following the last day of each calendar quarter. The Calculation is based on the applicable annual fee rate (according to the above schedule) multiplied against daily net assets of the Sub-Adviser Assets, as provided by the Fund.

The Adviser shall pay the fee to the Sub-Adviserwithin thirty (30) days after the end of each calendar quarter.  In the event of a dispute between the parties regarding the accuracy of the Calculation, it is hereby agreed that all discussions in resolution of such dispute will be conducted promptly and in good faith.

The foregoing fee shall be accrued for each calendar day (by the Fund) and the sum of the daily fee accruals shall be paid quarterly in arrears by the Adviser to the Sub-Adviser as described herein.  The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate set forth in the schedule above and multiplying this product by the net assets of the Sub-Advisers Assets, as determined in accordance with the Prospectus as of the close of business on the previous business day on which the Trust was open for business.

If this Agreement is terminated prior to the end of any calendar quarter, the fee shall be prorated for the portion of any quarter in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the quarter, and shall be payable within thirty (30) days after the date of termination.

EXHIBIT B

SUB-ADVISER

FORM ADV

(Please attach)